Exhibit 10.14

RELATED PARTY LOAN AGREEMENT

This Related Party Loan Agreement (“Agreement”) is made and entered into as of July 29, 2026 (“Effective Date”), by and between:

Mariner Strategic Investments, LLC, a Delaware limited liability company, with its principal place of business at 1 Holtec Boulevard, Camden, New Jersey 08104 (“Lender”); and

Holtec International, a Delaware corporation with its principal place of business at 1 Holtec Boulevard, Camden, New Jersey 08104 (“Borrower”).

Lender and Borrower are each referred to as a “Party” and collectively as the “Parties.”

1. Loan

Subject to the terms of this Agreement, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, the principal amount of One Hundred and Fifty Million United States Dollars ($150,000,000 USD) (the “Loan”). Lender shall fund the Loan on the Effective Date, or on such other date as the Parties may agree in writing, by wire transfer to an account designated by Borrower.

2. Purpose

Borrower may use the proceeds of the Loan for working capital, operational, investment, or other general corporate purposes.

3. Interest

The outstanding principal amount of the Loan shall bear interest at a fixed rate of one percent (1.00%) per month. Interest shall accrue monthly from and including the date the Loan is funded through, but excluding, the date the Loan is repaid in full. For any partial month, interest shall be calculated based on the actual number of days elapsed in a 30-day month. Accrued and unpaid interest shall be due and payable on the Maturity Date. Interest shall not be compounded or added to principal.

4. Term and Maturity

The term of the Loan shall commence on the Effective Date and continue for a period of six (6) months. The entire outstanding principal amount of the Loan, together with all accrued and unpaid interest, shall be due and payable in full on the date that is six (6) months after the Effective Date (“Maturity Date”). The Parties may extend the Maturity Date only by a written agreement signed by both Parties.

5. Unsecured Obligation

The Loan constitutes a general unsecured obligation of Borrower. Borrower does not grant Lender any lien, security interest, pledge, mortgage, or other encumbrance on any property or assets of Borrower as security for the Loan.

6. Prepayment

Borrower may prepay the Loan, in whole or in part, at any time without premium or penalty. Any prepayment shall be applied first to accrued and unpaid interest through the date of prepayment and then to the outstanding principal amount of the Loan. Amounts repaid or prepaid may not be reborrowed.

7. Representations and Warranties

Each Party represents and warrants to the other Party that:

(a) it has full power and authority to enter into and perform this Agreement;

(b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate, partnership, ownership, or other organizational action; and

(c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and similar laws and general principles of equity.

8. Related-Party Transaction

The Parties acknowledge that they are related parties or are under common ownership or control. The Parties intend that the Loan be entered into in good faith, on commercially reasonable terms, and in accordance with all applicable corporate approval, accounting, tax, and related-party transaction requirements.

9. Events of Default

Each of the following shall constitute an “Event of Default”:

(a) Borrower fails to pay any principal or interest when due and such failure continues for five (5) business days after Borrower receives written notice from Lender;

(b) Borrower materially breaches any other provision of this Agreement and fails to cure such breach within ten (10) business days after receiving written notice from Lender; or

(c) Borrower commences a voluntary bankruptcy or insolvency proceeding, makes a general assignment for the benefit of creditors, or becomes subject to an involuntary bankruptcy or insolvency proceeding that is not dismissed within sixty (60) days.

Upon the occurrence and continuation of an Event of Default, Lender may declare all outstanding principal and accrued and unpaid interest immediately due and payable.

10. Amendments

This Agreement may be amended, modified, or waived only by a written instrument signed by both Parties.

11. Assignment

Neither Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party.

12. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles.

13. Entire Agreement

This Agreement constitutes the entire agreement between the Parties concerning the Loan and supersedes all prior or contemporaneous oral and written communications concerning the Loan.

14. Severability

If any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

15. Counterparts and Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement. Electronic and PDF signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the Parties have executed this Related Party Loan Agreement as of the Effective Date.

MARINER STRATEGIC INVESTMENTS, LLC (LENDER)

/s/ Suzanne Lindquist
Suzanne Lindquist
Executive Vice President-CIO, Mariner Strategic Investments, LLC
Date:

HOLTEC INTERNATIONAL (BORROWER)

/s/ Thomas P. Howe
Thomas P. Howe
Sr. Vice President & Chief Financial Officer, Holtec International
Date:

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